Exhibit 5.1

December 13, 2013

UIL Holdings Corporation
157 Church Street
New Haven, Connecticut 06510

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of UIL Holdings Corporation (the "Company"), relating to the proposed issuance of up to 750,000 additional shares of the Company's Common Stock, without par value, under the UIL Employee Stock Ownership Plan (KSOP) (formerly, The United Illuminating Company 401(k)/Employee Stock Ownership Plan, “UIL Plan”), 25,000 shares to be issued under The Berkshire Gas Company Union 401(k) Plan (“Berkshire Plan”) and 25,000 shares to be issued under The Connecticut Gas Corporation Union Employee Savings Plan (“CNG Plan”, and collectively with the UIL Plan and the Berkshire Plan, the "Plans").

As counsel for the Company, I have examined such corporate records, other documents, and such questions of law as I have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in my opinion, any original issuance shares of the Company’s common stock, no par value, distributed pursuant to the Plans being registered pursuant to the Registration Statement, when issued and paid for under the Plans in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

This opinion set forth herein is limited to the federal laws of the United States and the laws of the State of Connecticut.  I do not express any opinion herein concerning the effect of any other law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not be construed as an admission that I am a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Leonard Rodriguez
Leonard Rodriguez, Esq.
Managing Counsel
UIL Holdings Corporation